                                                                 Exhibit 11

CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

    STATEMENT OF COMPUTATION OF NET (LOSS) PER SHARE

       For the years ended June 30, 1996 and June 30, 1995


                                            Year Ended           Year Ended
                                         June 30, 1996        June 30, 1995
                                         -------------        -------------

Net (loss) before extraordinary item    $  (4,110,951)        $(12,254,702)
                                        ==============        =============

Net (loss) as reported                  $  (4,552,951)        $(12,254,702)
                                        ==============        =============

Weighted average number of
   common shares outstanding                 1,559,908             734,754
                                        --------------        -------------

Shares used in the computation               1,559,908             734,754
                                        ==============        =============

Net (loss) per common share
  before extraordinary item(1)               $  (2.64)           $  (16.68)
                                        ==============        =============

Net (loss) as reported per
  common share(1)                            $  (2.92)           $  (16.68)
                                        ==============        =============

(1) Calculations of fully diluted and primary earnings per share are identical.